News Release

Date:        March 29, 2021
Contact:    Dana L. Stonestreet
        Chairman and Chief Executive Officer
        828.259.3939

Anna Marie Smith Appointed
Executive Vice President & Chief Human Resources Officer

Asheville, N.C., March 29, 2021 – The board of directors of HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“Company”), the holding company of HomeTrust Bank (“Bank” or “HTB”), today announced that Anna Marie Smith assumed the position of Chief Human Resources Officer (CHRO) of both the Company and the Bank effective March 29, 2021. Ms. Smith will lead the HTB team responsible for diversity and inclusion initiatives, employee engagement, and the traditional human resource areas of: employee relations, benefits and compensation, talent management, recruiting and training. She will serve as a member of the Strategic Operating Committee (SOC) and report directly to Dana Stonestreet, Chairman & President of the Company and Chief Executive Officer of HTB.

Smith brings more than 25 years of experience leading diverse and high-performing teams while successfully driving large-scale initiatives. During her tenure at Wells Fargo (formerly Wachovia Bank), she led the team responsible for learning & development for over 10,000 employees nationally, oversaw mentorship programs, diversity & inclusion programs, and was the leader responsible for HR services to executive and mid-level managers. More recently at Forsyth Tech Community College, Smith served as the strategic leader for human resources, facilities, construction, and campus police across eight campus locations. She is a sought-after speaker in both business and academic settings.

“Anna Marie’s deep experience leading and inspiring teams to greater heights makes her the ideal executive to strategically reposition HTB’s Human Resources function to meet the demands of the changing landscape,” says Dana Stonestreet, Chairman & Chief Executive Officer. “I look forward to working with Anna Marie to further expand professional opportunities for our staff and to continue offering a highly coveted workplace in all of the markets HomeTrust serves. I am confident Anna Marie’s demonstrated success serving employees across all levels of an organization will strengthen our culture of employee engagement that leads to high levels of customer satisfaction.”

Smith is a graduate of the Indiana University of Pennsylvania in Indiana, PA with a Bachelor of Science in Hotel, Restaurant & Institutional Management. She earned a Master of Business Administration from the University of North Carolina at Greensboro. Prior to joining HTB, she served as Vice President of HR & Administrative Services at Forsyth Tech Community College in Winston-Salem NC, and as SVP, Learning & Development Senior Manager of Wells Fargo. Smith has served various volunteer board positions including with Family Services, Inc., Victory Junction, and the Children’s Home Society of North Carolina.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2020, the Company had assets of $3.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the second largest community bank headquartered in North Carolina.

www.htb.com
www.hometrustbancshares.com

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